UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 13, 2012

W. P. CAREY INC.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-13779	45-4549771
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50 Rockefeller Plaza, New York, NY		10020
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 492-1100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Agreements of Certain Officers.

W. P. Carey Inc. (the “Company”) has retained Catherine D. Rice to become the Company’s Chief Financial Officer, effective on March 1, 2013. Ms. Rice, age 53, was most recently a Managing Director of Paramenter Realty Partners, a position she had held since January 2010. She previously served as Chief Financial Officer of iStar Financial Inc., a publicly traded finance company focusing on the commercial real estate industry, from 2002 to 2009. Before joining iStar Financial, Ms. Rice was a Managing Director with each of Banc of America Securities and Lehman Brothers. She has a bachelor of arts from Colorado University and a masters of business administration from Columbia University.

On November 13, 2012, Ms. Rice entered into an employment agreement (the “Employment Agreement”) with the Company pursuant to which Ms. Rice will commence employment with the Company on January 7, 2013 before transition to the role of Chief Financial Officer on March 1, 2013. The Employment Agreement has an initial term commencing January 7, 2013 and continuing through March 31, 2016, but will automatically renew for additional three-year periods at the expiration of the then-current term, unless either party gives notice of non-renewal by the immediately preceding January 15. If the term of the Employment Agreement is renewed, the Company will also make additional equity-based awards having a value comparable to the grants made in connection with entering into this Employment Agreement and described in the following paragraph. Under the Employment Agreement, Ms. Rice will receive an annual base salary of $400,000. Ms. Rice will participate in the Company’s annual incentive plans in accordance with the terms of such plans as administered by the Compensation Committee of the Company’s Board of Directors. Ms. Rice will also be eligible for the employee benefit plans and programs generally made available to officers and employees of the Company.

The Employment Agreement provides that Ms. Rice will receive an award of an initial award of restricted stock units in respect of 15,000 shares of the Company’s stock on or about February 15, 2013. The restricted stock units will vest in three annual installments on each of February 15, 2014, 2015 and 2016, subject to Ms. Rice’s continued employment. These units will also vest in full upon the occurrence of a change in control of the Company, as defined for purposes of its currently effective equity incentive plan. Ms. Rice will be eligible for future annual equity grants in accordance with the Company’s equity compensation practices.

The Employment Agreement provides that Ms. Rice will receive severance benefits for a period of one year following certain terminations of her employment (or two years in the event that such terminations occur within one year following a change in control of the

Company, as defined for purposes of its currently effective equity incentive plan.). The severance benefits payable will be paid in bi-weekly installments and equal to 1/26th of her annual base salary and 1/26th of the average of her last three annual bonuses (or all such bonuses, if less than three) from the Company. Such benefits will be payable upon a termination of her employment by the Company without “Cause” or a termination of her employment by Ms. Rice for “Good Reason,” as each such term is defined in the Employment Agreement.

Ms. Rice has agreed pursuant to the Employment Agreement to a series of restrictive covenants for the benefit of the Company, intended to preserve its good will. The Employment Agreement precludes Ms. Rice from providing services to a “competing business,” as defined in the Employment Agreement, for a period of 18 months following the termination of her employment (or, if such termination occurs following expiration of the Employment Agreement in accordance with its terms, the period, if any, through the first anniversary of such expiration). Additional covenants (i) restrict Ms. Rice’s ability to solicit or hire (or assist a third party in soliciting or hiring) key employees of the Company for a period of two years following the termination of her employment (or, if such termination occurs following expiration of the Employment Agreement pursuant to its terms, the period, if any, through the first anniversary of such expiration), (ii) restrict her ability, for a period of two years following the termination of her employment, to solicit for herself or any third party the business of any person who, at any time during the twelve month period ended on the date her employment terminates, engaged in specified business activities with the Company, and (iii) for a period of three years following the termination of her employment, her ability to engage in certain business transactions with any Company sponsored trust, fund or other collective investment vehicle, including, without limitation, Corporate Property Associates 16 – Global Incorporated, Corporate Property Associates 17 – Global Incorporated, Carey Watermark Investors Incorporated, and Carey Self-Storage Fund, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

W. P. Carey Inc.

Date: November 19, 2012	By:	/s/ Susan C. Hyde
Susan C. Hyde
Managing Director

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